Exhibit 10.13

Non-Employee Director Compensation Policy

1.    Introduction

Each member of the Board of Directors (the “Board”) of Snowflake Inc. (“Snowflake”) who is a non-employee director of Snowflake (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (“Policy”) for his or her Board service.

This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

2.     Annual Cash Compensation

Commencing at the beginning of the first fiscal quarter following the closing of the initial public offering (the “IPO”) of Snowflake’s Class A common stock (the “Class A Common Stock”), each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

(a)    Annual Board Service Retainer:
a.All Eligible Directors: $30,000 (increasing to $33,000 effective May 1, 2022)

(b)    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $6,000
c.    Member of the Nominating and Governance Committee: $4,000

(c)    Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.    Chair of the Audit Committee: $20,000 (increasing to $21,000 effective May 1, 2022)
b.    Chair of the Compensation Committee: $13,500 (increasing to $15,000 effective May 1, 2022)
c.    Chair of the Nominating and Governance Committee: $7,500 (increasing to $9,000 effective May 1, 2022)

(d)    Additional Annual Lead Independent Director Compensation: $15,000 (increasing to $20,000 effective May 1, 2022)

3.    Equity Compensation

Equity awards will be granted under Snowflake’s 2020 Equity Incentive Plan (the “Plan”).

(a)    Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will be automatically granted a Restricted Stock Unit Award for Class A Common Stock having a value of $500,000 based on the average Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock for the 20 trading days prior to and ending on the date of grant (the “Initial RSU”). Each Initial RSU will vest over three years, with one-third of the Initial RSU vesting on the first, second, and third anniversary of the date of grant. Notwithstanding the foregoing, but subject to the limitations provided in Section 4(c) of the Plan, the Board may (i) increase the value of the Initial RSU as it deems necessary or appropriate in order to attract a new Non-Employee Director, and/or (ii) grant an equity award under the Plan that is in addition to the Initial RSU to a Non-Employee Director on appointment to the Board, subject to the terms the Board deems appropriate.

(b)    Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of Snowflake’s stockholders (“Annual Meeting”), each person who is then a Non-Employee Director will automatically receive a Restricted Stock Unit Award for Class A Common Stock having a value of $300,000 based on the average Fair Market Value (as defined in the Plan) of the underlying Class A Common Stock for the 20 trading days prior to and ending on the date of grant (the “Annual RSU”); provided, that, for a Non-Employee Director who was appointed to the Board less than 365 days prior to the Annual Meeting, the $300,000 will be prorated based on the number of days from the date of appointment until such Annual Meeting. For illustrative purposes, if a Non-Employee Director joins the Board on January 1st, and the next Annual Meeting is held on June 1st of the year of appointment, then on the date of such Annual Meeting, such Non-Employee Director will receive a Restricted Stock Unit Award for Class A Common Stock having a value of $124,932 (($300,000/365) x 152). Each Annual RSU will vest on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant.

(c)    Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with Snowflake until immediately prior to the closing of a “Corporate Transaction” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Corporate Transaction.

(d)    Remaining Terms. Each Restricted Stock Unit Award will be granted subject to Snowflake’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

4.    Expenses

Snowflake will reimburse Non-Employee Directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Non-Employee Director timely submit appropriate documentation substantiating such expenses in accordance with Snowflake’s travel and expense policy, as in effect from time to time.

Policy History
Approved by the Board of Directors on August 21, 2020.
Amended by the Board of Directors on March 1, 2022.